Exhibit 99.1

Possis Medical, Inc. Reports Second Quarter 2004 EPS Increase of 45%; Record Quarterly Revenues Up 22% versus Prior-Year Period

    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 17, 2004--Possis Medical, Inc. (Nasdaq:POSS), today reported record sales of $17.4 million for the fiscal quarter ended January 31, 2004, up 22 percent from the year-ago period. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales in the current quarter reached $17.0 million, up 21 percent from the year-ago period and up 11 percent from the first quarter of fiscal 2004. Net income per diluted share for the second quarter was $0.16 versus $0.11 in the prior-year period, an increase of 45%. The Company's cash and cash equivalents, and marketable securities position improved to $36.8 million at the end of the second quarter compared to $33.6 million at the end of the fiscal 2004 first quarter.
    Robert G. Dutcher, the CEO of Possis Medical, Inc. said, "I am extremely proud to announce record sales for the second quarter of fiscal 2004 and robust year-over-year growth in earnings per share. In February 2004, the Company released its XMI(R) rapid exchange catheter (XMI RX) in a full market release for peripheral arterial use in the U.S and it is meeting with excellent customer response. In January 2004, the Company completed patient enrollment in its pioneering AiMI study involving the combined use of the AngioJet System and stents to treat heart attack victims. Results from this groundbreaking study should be available this summer. At the upcoming American College of Cardiology Conference (ACC), Dr. David Antoniucci of Careggi Hospital, Florence, Italy, will present the results of an independent, single center, randomized trial comparing AngioJet System use before stenting versus direct stenting alone in heart attack patients. Dr. Antoniucci is scheduled to present his study results at ACC on March 8, 2004. We continue to invest in marketing, development and strategic initiatives that should deliver strong earnings growth throughout the remainder of fiscal 2004 and beyond."
    The gross margin rate was 77 percent in the second quarter, compared to 73 percent a year ago and 76 percent during the first quarter of fiscal 2004, with higher volumes accounting for most of the improvement versus a year ago. The Company sold 46 U.S. drive units in the quarter, versus 59 in the prior-year period and 50 in the first quarter of fiscal 2004. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 10.8 in the second quarter, compared to 10.9 in the prior-year period and 10.2 in the first quarter of fiscal 2004.
    Selling, general and administrative expenses (SG&A) increased 20 percent compared to the year-ago period. The increases are due mainly to an expansion of the sales force, ongoing marketing trials, sales incentives, marketing fees, and outside services offset by a decrease in computer/software depreciation expense. SG&A as a percent of revenue in the second quarter of fiscal 2004 declined to 38 percent from 39 percent from the prior-year period. SG&A as a percent of revenue for the first quarter of fiscal 2004 was 43 percent. SG&A as a percent of sales is expected to increase slightly during the remainder of fiscal 2004. Second quarter R&D expense increased by approximately $439,000 compared to the prior-year period and was largely due to the timing of expenses incurred for various R&D projects including the new drive unit and the Company's regulatory strategy for its distal occlusion products.
    Looking ahead to the remainder of fiscal 2004, the Company expects full-year revenues in the estimated range of $71-$73 million, with gross margins in the mid seventies, as a percent-of-sales. The Company expects net income per diluted share to be in the range of $0.58-$0.62 for the full fiscal year. The Company anticipates third quarter revenue to be between $18.7-$19.1 million with net income in the range of $0.15 to $0.17 per diluted share. This compares to net income of $0.10 per diluted share in the third quarter of fiscal 2003. The quarterly earnings will depend on the timing of various R&D expenses including clinical trials.
    The Company will host a conference call on Wednesday, February 18th, 2004 at 9:30 am Central Time. Bob Dutcher, Chairman & CEO, and Eapen Chacko, CFO, will discuss the second quarter operating results, as well as updating the Company's regulatory initiatives.
    To join the conference call, dial 877-779-7419 (international - 1-630-395-0035) by 9:25 am, and give the password "Conference" and leader "Mr. Bob Dutcher."
    A webcast of the conference call can be accessed through www.possis.com, under the Investors tab. The webcast can also be accessed through www.fulldisclosure.com, for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for thirty days.
    A replay of the conference call will be available from Noon Central Time on February 18th through Friday, February 20th at 5:00 pm Central Time. Dial toll-free 1-800-945-3343 (international - 1-402-220-3541).
    Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future revenues, gross margins, expense levels, and net income per share for upcoming quarters and for the current fiscal year and the expected timing of new product releases and patient enrollment in the Company's clinical trials. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Examples of these risks and uncertainties include the magnitude and timing of expenditures related to clinical trials and registries, market acceptance of the Company's rapid exchange catheter, the ability of the Company to manage product line changeovers, and the Company's ability to design, manufacture and obtain approval for new products in the future. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
     FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2004 AND 2003
                              (UNAUDITED)



                      Three Months Ended          Six Months Ended
                   ------------------------- -------------------------
                     Jan. 31,     Jan. 31,     Jan. 31,    Jan. 31,
                       2004         2003         2004        2003
                   ------------ ------------ ------------ ------------

Product sales......$17,448,677  $14,321,660  $33,050,965  $27,003,563

Cost of sales and
 other expenses:
     Cost of
      medical
      products.....  3,967,145    3,853,761    7,786,376    7,242,459
     Selling,
      general and
      admini-
      strative.....  6,659,517    5,571,717   13,374,067   11,339,419
     Research and
      development..  1,978,868    1,539,385    4,106,111    2,691,581
                   ------------ ------------ ------------ ------------
        Total cost
         of sales
         and other
         expenses.. 12,605,530   10,964,863   25,266,554   21,273,459
                   ------------ ------------ ------------ ------------
Operating income...  4,843,147    3,356,797    7,784,411    5,730,104
     Interest
      income.......    160,570       61,369      320,922      127,716
     Loss on sale
      of securities    (15,516)          --      (34,033)          --
                   ------------ ------------ ------------ ------------

Income before
 income taxes......  4,988,201    3,418,166    8,071,300    5,857,820
Provision for
 income taxes......  1,869,900    1,282,000    3,025,900    2,197,000
                   ------------ ------------ ------------ ------------

Net income.........  3,118,301    2,136,166    5,045,400    3,660,820

Other comprehensive
 income, net of tax
Unrealized gains on
 securities........     82,000           --      151,000           --
                   ------------ ------------ ------------ ------------

Comprehensive
 income............ $3,200,301   $2,136,166   $5,196,400   $3,660,820
                   ============ ============ ============ ============
Weighted average
 number of common
 shares
 outstanding:
         Basic..... 17,774,155   17,358,386   17,775,941   17,318,338
         Diluted... 19,163,894   18,960,549   19,109,416   18,612,384

Net income per
 common share:
         Basic.....      $0.18        $0.12        $0.28        $0.21
                   ============ ============ ============ ============
         Diluted...      $0.16        $0.11        $0.26        $0.20
                   ============ ============ ============ ============


AngioJet Key Business Indicators

----------------------------------------------------------------------
                               Q2-03   Q3-03   Q4-03   Q1-04   Q2-04
----------------------------------------------------------------------
U.S. AngioJet Revenue -
 $(000)                       $14,082 $14,307 $15,424 $15,310 $17,008
----------------------------------------------------------------------
U.S. Drive Units Sold              59      41      47      50      46
----------------------------------------------------------------------
U.S. Drive Units in the Field     953   1,022   1,062   1,108   1,168
----------------------------------------------------------------------
U.S. Catheter Utilization        10.9    10.4    10.9    10.2    10.8
----------------------------------------------------------------------
Gross Margin %                     73%     76%     77%     76%     77%
----------------------------------------------------------------------
EPS Diluted - Pretax            $0.18   $0.15   $0.17   $0.16   $0.26
----------------------------------------------------------------------
EPS Diluted - Tax (Provision)
 Benefit                       ($0.07) ($0.05)  $0.41  ($0.06) ($0.10)
----------------------------------------------------------------------
EPS Diluted - After tax         $0.11   $0.10   $0.58   $0.10   $0.16
----------------------------------------------------------------------



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)


                                          Jan. 31, 2004  July 31, 2003
                                           ------------  ------------
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents............ $  7,075,316  $  4,782,942
     Marketable securities................   29,676,523    27,161,223
     Trade receivables (less allowance for
      doubtful accounts and returns of
      $572,000 and $507,000, respectively)    9,229,152     7,966,394
     Inventories..........................    4,828,051     4,165,253
     Prepaid expenses and other assets....      698,161       729,936
     Deferred tax asset...................      806,000       806,000
                                           ------------  ------------
Total current assets......................   52,313,203    45,611,748

PROPERTY AND EQUIPMENT, net...............    3,836,418     3,055,335

DEFERRED TAX ASSET........................   16,083,970    19,098,000
                                           ------------  ------------

TOTAL ASSETS.............................. $ 72,233,591  $ 67,765,083
                                           ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Trade accounts payable............... $  1,550,306  $  1,585,776
     Accrued salaries, wages, and
      commissions.........................    2,236,920     2,777,189
     Other liabilities....................    2,825,158     2,367,645
                                           ------------  ------------
              Total current liabilities...    6,612,384     6,730,610

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
     Common stock-authorized, 100,000,000
      shares of $0.40 par value each;
      issued and outstanding, 17,825,181
      and 17,757,531 shares, respectively.    7,130,072     7,103,013
     Additional paid-in capital...........   83,124,771    83,743,496
     Unearned compensation................      (33,000)      (15,000)
     Accumulated other comprehensive
      income (loss).......................       51,000      (100,000)
     Retained deficit.....................  (24,651,636)  (29,697,036)
                                           ------------  ------------
          Total shareholders' equity......   65,621,207    61,034,473
                                           ------------  ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $ 72,233,591  $ 67,765,083
                                           ============  ============

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com